Exhibit No. 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-2/A of our report dated November 6, 1998 relating to the financial statements, which appears in Mechanical Technology Incorporated and Subsidiaries Annual Report on Form 10-K for the year ended September 30, 1998. We also consent to the incorporation by reference of our report dated
November 6, 1998 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Summary Consolidated Financial Information" in such Registration Statement.



Albany, New York
May 26, 1999                                     PRICEWATERHOUSECOOPERS L.L.P.